                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):  January 8, 1996



                           BENTON OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)



Delaware                       1-10762                 77-0196707
(State or other                (Commission             (IRS Employer
jurisdiction of                File Number)            Identification No.)
incorporation)



                         1145 Eugenia Place, Suite 200
                         Carpinteria, California  93013
         (Address of principal executive offices, with zip code)



Registrant's telephone number, including area code:   (805) 566-5600

ITEM 5. OTHER EVENTS.

        Attached hereto as Appendix A and incorporated herein by this reference is the Company's press release related to the settlement of certain litigation, such release disseminated on January 8, 1996.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)     Financial Statement of Businesses Acquired.

        None

(b)     Pro Forma Financial Information.

        None

(c)     Exhibits.

        None

                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 8th day of January, 1996.

                              BENTON OIL AND GAS COMPANY


                              By: /s/ Chris C. Hickok
                                 -----------------------------------------
                                Chris C. Hickok, Vice President-Controller
                                and Principal Accounting Officer

                                APPENDIX A

                      BENTON OIL AND GAS COMPANY ANNOUNCES
                        SETTLEMENT OF LITIGATION CLAIMS

FOR IMMEDIATE RELEASE:  MONDAY, JANUARY 8, 1996

CARPINTERIA, CA. - (Jan. 8, 1996) - Benton Oil and Gas Company (NASDAQ NMS:
BNTN) today announced that it has settled a class action lawsuit brought by investors in partnerships sponsored by third parties, for which Benton provided the oil and gas prospects. Benton has settled the lawsuit in order to avoid the high costs of litigation, and continues to vigorously dent any liability for any of the alleged claims. Under the terms of the settlement agreement, Benton has paid $841,500 into an escrow account for the benefit of the plaintiff class, and will pay an additional $148,500 into the account upon satisfaction of the conditions of the settlement. All of the settlement costs will be expensed in the fourth quarter of 1995. However, as a result of higher oil and gas production and foreign currency gains, the Company anticipates that its fourth quarter earnings will be in the range of analysts' expectations.
The lawsuit and settlement do not relate to any partnership in which Benton acted as the Managing General Partner including Benton's existing partnerships which are currently the subject of an exchange offer.

Benton Oil and Gas Company, headquartered in Carpinteria, Calif., is an independent oil and gas exploration and production company with domestic operations in the Gulf Coast region of Louisiana and international operations in the eastern region of Venezuela and the West Siberia region of Russia. Benton's common stock is traded on the NASDAQ National Market System (symbol:
BNTN).

CONTACT:     Gregory S. Grabar
             Benton Oil and Gas Co.
             (805)566-5600